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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into effective April 10, 2001 (the "Effective Date") by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries hereinafter referred to as "Company"), and J. M. Bernhard, Jr. ("Employee") and supersedes the Personal Service and Employment Agreement of December 5, 1993, as amended on August 25, 1997 (the "Prior Agreement").

         WHEREAS, the Company employs Employee and desires to continue such employment relationship and Employee desires to continue such employment;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Employment. The Company currently employs Employee, and Employee hereby accepts continued employment by the Company, on the terms and conditions set forth in this Agreement.

         2. Term of Employment. Subject to the provisions for earlier termination provided in this Agreement, the term of this agreement (the "Term") shall be ten (10) years commencing on the date hereof, and shall be automatically renewed on each day following the effective date hereof so that on any given day the unexpired portion of the Term of this Agreement shall be ten
(10) years. Notwithstanding the foregoing provision, at any time after the date hereof the Company or Employee may give written notice to the other party that the Term of this Agreement shall not be further renewed from and after a subsequent date specified in such notice (the "Fixed


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Term Date"), in which event the Term of this Agreement shall become fixed and this Agreement shall terminate on the tenth anniversary of the Fixed Term Date. Hereinafter the unexpired Term, whether it be ten years or the Term remaining until the tenth anniversary of the Fixed Term Date, shall be referred to as the Remaining Term.

         3. Employee's Duties. During the Term of this Agreement, Employee shall serve as the Chairman, President & Chief Executive Officer of the Company, with such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the "Board"), provided that such duties are consistent with the customary duties of such position.

         Employee agrees to devote a substantial amount of his attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not, either directly or indirectly, enter into any business or employment with or for any person, firm, association or corporation other than the Company during the Term of this Agreement; provided, however, that Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company, so long as such does not interfere with Employee's fiduciary duties to the Company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

         Employee's place of business shall be at the Company's principal executive offices in Baton Rouge, Louisiana.

         4. (i) Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary ("Base Compensation") of $950,000.00 per


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annum payable in accordance with the Company's customary pay periods and subject to customary withholdings. The amount of Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee's annual base salary, said increased amount shall thereafter be the "Base Compensation". Employee's Base
Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee.

         (ii) Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term of this Agreement. Employee shall be entitled to participate in and receive bonus awards under any bonus program established by the Company for its management or key personnel. In the absence of or in addition to such a program, Employee shall be entitled to receive such bonus, if any, as may be determined from time to time by the Board in its discretionary and sole judgment based on merit and the Company's performance.

         5. Additional Benefits. In addition to the Base Compensation provided for in Section 4 herein, Employee shall be entitled to the following:

                  (a) Expenses. The Company shall provide an expense allowance to Employee in an amount to be set by the Board. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. The Company shall also reimburse Employee for membership and initiation fees for clubs the Board deems reasonable in order for


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         Employee to carry out the duties set forth herein and, at the Board's discretion, provide Employee with acceptable Company vehicles and a mid-size jet aircraft (which shall mean a jet aircraft comparable to or better than the jet aircraft currently being used by Employee as of the Effective Date) for his personal use and benefit.

                  (b) Automobile Allowance. The Company shall provide Employee, for his business and private use, with an automobile suitable to Employee's position. In addition, the Company shall either directly pay or reimburse Employee for all costs of operating and maintaining such automobile, including insurance thereon in accordance with Company policies.

                  (c) Vacation. Employee shall be entitled to a reasonable period of vacation per year at his discretion, but not less than 5 weeks, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time.

                  (d) General Benefits. Employee and his family shall be entitled to participate in the various employee benefit plans or programs provided to the employees (and their families) of the Company in general, including but not limited to, health, dental, disability, 401K and life insurance plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term of this Agreement. Nothing in this paragraph shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits


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         described in this Section 5, provided the change similarly affects all executive officers (and their families) of the Company similarly situated.

                  (e) Options. Upon the resignation for Good Reason as defined in Section 7 (e), discharge as defined in Section 7 (c) (i), or disability as defined in Section 7 (d), Employee shall be considered as immediately and totally vested in any and all stock options or other similar awards previously made to Employee by the Company or its subsidiaries under a "Long Term Incentive Plan" duly adopted by the Board (such options or similar awards are hereinafter collectively referred to as "Options"). In the event that the Options become vested under this paragraph, employee will be allowed not less than one year from the date of such vesting in which to exercise such options.

         6. Reserved

         7. Termination This Agreement may be terminated prior to the end of its Term as set forth below:

                  (a) Resignation (other than for Good Reason). Employee may resign, including by reason of retirement, his position at any time by providing written notice of resignation to the Company in accordance with Section 11 hereof. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Employee shall not be entitled to further compensation pursuant to this Agreement other than the payment of any


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         unpaid Base Compensation accrued hereunder as of the effective date of
         Employee's resignation and payments due under Section 8.5.

                  (b) Death. If Employee's employment is terminated due to his death, one (1) year of Employee's Base Compensation shall be paid by the Company in lump sum in cash within thirty (30) days after Employee's death to Employee's surviving spouse or estate, and one (1) year of paid group health and dental insurance benefits shall be provided by the Company to Employee's surviving spouse and the minor children (plus adult children, such as full time students, who would otherwise be eligible for such benefits in accordance with the Company's policies), and to the extent that, but for his death, Employee would have otherwise been entitled to a bonus under any bonus plan then maintained by the Company, or to the extent that other officers or Company executives are awarded bonuses or otherwise in the discretion of the Board, a pro rata bonus for the year of his death shall be paid by the Company in lump sum in cash within thirty (30) days after Employee's death to Employee's surviving spouse or estate. After the one (1) year of paid group benefit plans described above, Employee's surviving spouse and dependents shall be entitled at the surviving spouse's option to continue thereafter their enrollment under such plans at her expense for as long as allowed by law (currently eighteen (18) months thereafter under COBRA, Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. Sections 1161 et seq.) In addition, Employee shall be entitled to a death benefit of $10 million which shall be provided by the Company through the purchase of a term life insurance policy naming Employee as


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         the insured and as the owner and renewed annually and the renewal premium paid annually by the Company during the Term of this Agreement. In the event such insurance is not available, the Company shall instead pay such death benefit in cash to Employee's estate within thirty (30) days after Employee's death. After said payments and provision of insurance benefits, this Agreement shall terminate and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement other than the payment of any unpaid Base Compensation previously accrued hereunder.

         (c) Discharge.

                  (i) The Company may terminate Employee's employment for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 11 hereof. In the event that Employee's employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then
         (A) the Company shall pay in lump sum in cash to Employee, within fifteen (15) days following the Date of Termination(as defined herein), an amount equal to the product of (i) Employee's Base Compensation as in effect immediately prior to Employee's termination, multiplied by
         (ii) the number of years in the Remaining Term (for this purpose, treating any partial year as a full year) , (B) for the Remaining Term, the Company, at its cost, shall provide or arrange to provide Employee (and, as applicable, Employee's dependents) with disability, accident and group health insurance benefits


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         substantially similar to those which Employee (and Employee's dependents) were receiving immediately prior to Employee's termination; however, the welfare benefits otherwise receivable by Employee pursuant to this clause (B) shall be reduced to the extent comparable welfare benefits are actually received by Employee (and/or Employee's dependents) during such period under any other employer's welfare plan(s) or program(s) , with Employee being obligated to promptly disclose to the Company any such comparable welfare benefits, (C) in addition to the aforementioned compensation and benefits, the Company shall pay in lump sum in cash to Employee within fifteen (15) days following the Date of Termination an amount equal to the product of (i) Employee's highest bonus paid by the Company during the most recent ten
         (10) years immediately prior to the Date of Termination, multiplied by
         (ii) the number of years in the Remaining Term (for this purpose, treating any partial year as a full year), (D) Employee shall be considered as immediately and totally vested in any and all Options previously made to Employee by Company or its subsidiaries, and (E) the Company shall pay within fifteen (15) days the sums due under Section 8.5.

                  (ii) Notwithstanding the foregoing provisions of this Section 7, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any unpaid Base Compensation accrued through the Date of Termination and payments due under Section


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         8.5. As used herein, "Misconduct" means (a) the continued failure by
         Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and allows such 30 days for Employee to effect any potential cure, (b) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee's incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), or (c) Employee's conviction for the commission of a felony. A finding of Misconduct shall only be made by resolution of the Board after a meeting called for such purpose upon thirty (30) days notice to Employee, and at which Employee is entitled to appear with counsel and be heard.

                  (iii) Notwithstanding the provisions of this Section 7, in the event Employee is terminated within thirty (30) days of a Corporate Change for which he has already received compensation and benefits set


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         forth in Paragraph 7(c)(i) and 8.5, Employee shall not be entitled to any further payments under this Agreement.

                  (d) Disability. If Employee shall have been absent from the full-time performance of Employee's duties with the Company for one hundred eighty (180) consecutive calendar days as a result of Employee's incapacity due to physical or mental illness, Employee's employment may be terminated by the Company for "Disability" and Employee shall not be entitled to further compensation pursuant to this Agreement, except that Employee shall (1) be paid monthly (but only for up to a twelve (12) month period beginning with the Date of Termination) the amount by which Employee's monthly Base Compensation exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; (2) continue to receive paid group health and dental insurance benefits for Employee and his dependents for up to twelve (12) month period beginning with Date of Termination; (3) be considered as immediately and totally vested in any and all options previously granted to Employee by Company or its subsidiaries; (4) to the extent that, but for his disability, Employee would have otherwise been entitled to a bonus under any bonus plan then maintained by the Company, or to the extent that other officers or Company executives are awarded bonuses, a pro rata bonus for the year of such disability; and (5) an assignment to Employee at no cost and with no apportionment of any prepaid premiums, of all assignable insurance policies benefiting Employee. After the twelve (12) months of paid group benefit plans described above, Employee and his dependents shall be entitled at


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         Employee's option to continue thereafter their enrollment under such plans at his expense for as long as allowed by law (currently eighteen
         (18) months thereafter under COBRA). In addition, Employee shall be entitled to a disability benefit of $10 million which shall be paid by the Company in cash within fifteen days after the Date of Termination.

                  (e) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason as defined herein. If Employee terminates his employment for Good Reason he shall be entitled to the compensation and benefits provided in Paragraphs 7 (c) (i) and 8.5 hereof. "Good Reason" shall mean the occurrence of any of the following circumstances without Employee's express written consent unless such breach or circumstances are fully corrected (or rescinded in the case of a Corporate Change) prior to the Date of Termination specified in the Notice of Termination given in respect hereof:

                           (1) the material breach of any of the Company's
                  obligations under this Agreement without Employee's express written consent,

                           (2) the failure by the Company to elect or re-elect
                  or to appoint or re-appoint Employee to the office of Chairman, President, and Chief Executive Officer;

                           (3) the continued assignment to Employee of any
                  duties inconsistent with the office of Chairman, President, and Chief Executive Officer or affecting Employee's authority;


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                           (4) without Employee's prior written consent, the
                  relocation of the Company's principal executive offices outside Baton Rouge, Louisiana or requiring Employee to be based other than at such principal executive offices;

                           (5) the failure by the Company to pay to Employee any
                  portion of Employee's compensation on the date such compensation is due;

                           (6) the failure by the Company to continue to provide
                  Employee with benefits substantially similar to those enjoyed by other executive officers who have entered into similar employment agreements with Employer under any of the Company's medical, health, accident, and/or disability plans in which Employee was participating immediately prior to such time;

                           (7) the failure of the Company to obtain a
                  satisfactory agreement (as determined by Employee in his sole discretion) from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof; or

                           (8) the occurrence of any Corporate Change (as
                  defined below), but only if Employee gives notice of his intent to terminate his employment within ninety (90) days following the effective date of such Corporate Change and has not otherwise received compensation and benefits


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                  provided in Paragraph 7(c)(i) and 8.5 as a result of the
                  Corporate Change preceding Employee's termination.

                           A "Corporate Change" shall occur if (i) the Company
                  shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the Company is to be dissolved and liquidated, (iv) when any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d) and 14(d) thereof, including a "group" as referred to in Section 13(d) of the Exchange Act, but excluding any 10% or larger shareholder of record of the Company as of January 1, 2001, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities which are entitled to vote with respect to the election of the directors of the Company; or (v) as a result of or in connection with a contested election, the members of the Board as of the date of this Agreement shall cease to constitute a majority of the Board. "Contested" as used herein shall not include selection by a majority of the current Board for approval by shareholders. Upon any uncontested election, the resulting Board shall become the "Board" for purposes of this Section.


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                  Notwithstanding anything contained herein to the contrary, upon the occurrence of a Corporate Change, regardless of termination or continued employment, Employee shall immediately be entitled to the compensation and benefits provided in Paragraphs 7(c)(i) and 8.5 hereof without further obligation to the Company.

                           (f) Notice of Termination. Any purported termination
                  of Employee's employment by the Company under Sections 7(c)(ii) or 7(d), or by Employee under Section 7(e), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of Employee's employment, or in the case of resignation by Employee for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Employee pursuant to Section 7(e) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 7(f) shall not be effective.

                           (g) Date of Termination, Etc. "Date of Termination"
                  shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 days following the date the Notice of Termination is given.


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                  Notwithstanding the foregoing, in the event Employee is
                  terminated for Misconduct, the Company may refuse to allow Employee access to the Company's offices (other than to allow Employee to collect his personal belongings under the Company's supervision) prior to the Date of Termination.

                           (h) Mitigation. Employee shall not be required to
                  mitigate the amount of any payment provided for in this
                  Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company's severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Sections 7(c)(i) or 7(e).

                           (i) Excess Parachute Payments. Notwithstanding
                  anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee's employment would, as determined by tax counsel selected by the Company, constitute an "Excess Parachute Payment" (as defined in Section 280G of the Internal Revenue Code (the "Code")) subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such taxes), the Company shall fully "gross-up" such payment and benefit by paying to Employee additional amounts ("gross-up payments"), which shall include any excise taxes and income taxes imposed upon such gross-up payments, so that Employee is in the same "net" after-tax position he would have


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                  been if such payment, benefit and gross-up payments had not constituted Excess Parachute Payments.

         As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that any gross-up payments calculated at the time of the initial determination described above and made by the Company will be less than the gross-up payments that should have been made. If Employee determines from time to time in his sole discretion that he is or will be required to make a payment of any excise taxes under Section 4999 of the Code (together with any interest or penalties with respect to such taxes) in addition to that initially determined as described above and that he is therefore entitled to additional gross-up payments, he shall inform the Company of the amount of the additional gross-up payments and any such additional gross-up payments shall be paid promptly by the Company to or for the benefit of Employee.

         8. Non-Compete.

         8.1 No Other Activities. Employee agrees that during the term of this Agreement, he shall not, directly or indirectly, represent or otherwise engage in or participate in, the business or ventures of any person, firm, partnership, association, or corporation other than the Company, without first obtaining the written consent of the Company. Employee further agrees that during the term of this Agreement, he shall not, directly or indirectly, solicit or attempt to solicit any products or agreements for the purpose of using the products or agreements in the formation of a business outside of the Company, regardless of whether any such products or the subject of such agreements are then being handled by the Company.


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         8.2 Non-Disclosure. Employee further agrees that he will not, during or after the term of his employment, disclose to any person, firm, partnership, association, or corporation, the names and addresses of any past or present customers, or prospective customers, of the Company, any of their methods or practices of obtaining business, their trade secrets, consultant contracts and the details thereof, their pricing policies, their operational methods, their marketing plans or strategies, their business acquisition plans and all other information pertaining to the business of the Company that is not publicly available. Employee agrees to keep all information gained as a result of his relationship with the Company on a confidential basis and shall not disclose that information to anyone not authorized by the Company to receive information. If Employee should cease, either voluntarily or involuntarily, to be an employee of the Company, he hereby expressly agrees that, for a period of ten (10) years following termination of his employment, he shall not assist any competitor or prospective competitor located anywhere in the entire world in any way detrimental to the Company through the use of any information gained as a result of his employment with the Company. Employee agrees that all computer programs, print-outs, customer lists, methods, forms, systems and procedures used by the Company constitute the exclusive property and will remain the exclusive property of the Company and agrees that he will not disclose any of these matters without the prior written permission of the Company.

         8.3 Non-Solicitation, etc. In further consideration of the other terms and provisions of this Agreement, and to protect the vital interests of the Company, upon termination of his employment for any reason, for a period of ten
(10) years after the termination of his employment, Employee agrees and binds himself that he shall not, directly or indirectly, or as a member,


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shareholder, officer, director, consultant or employee of any other person or entity, compete with the Company or own, manage, operate, join, control or participate in the ownership, management, operation, or control of, or become employed by, consult or advise, or be connected in any manner with any business or activity which is in actual, direct or indirect competition or anticipated competition with the Company anywhere in the entire world so long as the Company carries on the business presently conducted by the Company, being the supply of industrial piping systems for new construction and retrofit projects, which includes design and engineering services, piping system fabrication, manufacturing and sale of specialty pipe fittings, design and fabrication of pipe support systems and industrial and commercial construction and maintenance. Not by way of limitation or exclusion, Employee shall not, within the aforesaid locations and during the aforesaid time period, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers or distributors of the Company with whom the Company had any dealings during the period of Employee's employment hereunder or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company or interfere with or attempt to interfere with any officers, employees, distributors, representatives or agents of the Company or employ or induce or attempt to induce any of them to leave the employ of the Company or violate the terms of their contracts, or any employment arrangements, with the Company. Employee acknowledges and agrees that any breach of the foregoing covenant not to compete would cause irreparable injury to the Company and that the amount of injury would be impossible or difficult to fully ascertain. Employee agrees that the Company shall, therefore, be entitled to obtain an injunction restraining any violation, further violation or threatened violation of the covenant not to compete hereinabove set forth, in addition to any other remedies that the Company may pursue.


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         8.4 Duration/Other. If the ten (10) year period referred to in any of this Section 8 or the geographical boundaries referred to herein shall be finally determined by a court to exceed the maximum which is permissible by applicable law, the said period or boundaries, as the case may be, shall be reduced to the maximum permitted by such law. Alternatively, upon such determination, Employee agrees to execute whatever documentation is necessary to give effect to this Section 8 in each and every jurisdiction to which it applies for a period of the lesser of ten (10) years or the maximum period allowed under the applicable law, from the Date of Termination.

         8.5 Consideration For Non-Compete. In consideration for the agreement set forth in this Section 8, upon termination, Employee shall receive

         (i) the sum of fifteen million ($15,000,000.00) dollars plus interest accrued thereon from the date of deposit payable as follows:

         Beginning on the effective date of this Agreement, the Company shall set aside $5 million per year for the next 3 years in a trust or other vehicle suitable to Employee which trust or other vehicle shall invest the funds in an interest bearing account for the purpose of securing payment hereunder; it being understood that such amounts shall remain subject to claims of the general creditors of the Company. Upon Employee's termination (no matter whether voluntary resignation by Employee, voluntary termination by the Company, termination by the Company for Misconduct, or Resignation by Employee for Good Reason), such amount shall be paid to Employee in a lump sum within thirty (30) days of the Date of Termination. However, in the event of a Corporate Change as defined herein, the entire sum payable hereunder shall be immediately due consistent with Section 7(f).

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         (ii) for ten years from the Date of Termination, the Company shall provide Employee for his private use in his sole discretion, the use of a mid-size jet aircraft (which shall mean a jet aircraft comparable to but not less than the jet aircraft most commonly used by Employee in the year prior to the Date of Termination) for 150 hours annually.

         9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Options with the Company or any of its affiliated companies.

         10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

         11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee's residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term "Company" shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate.

         14. Indemnification: Liability Insurance. The Company shall indemnify and hold Employee (or his legal representative) harmless to the full extent permitted by applicable law for all legal expenses and all liabilities, losses, judgments, fines, expenses, and amounts paid in settlement in connection with any proceeding involving him (including any action by or in the right of the Company) by reason of his being or having been a director, officer, employee, consultant, or agent of the Company or any of its subsidiaries, affiliates, or any other enterprise if he is serving or has served at the request of the Company. In addition, the Company shall cause any such subsidiary, affiliate, or enterprise also to so indemnify and hold Employee harmless to the full extent permitted by applicable law. The foregoing shall not be deemed to limit any rights of Employee pursuant to applicable indemnification provisions of the Company's Articles of Incorporation or By-Laws or otherwise, and the Company agrees to amend such Articles of Incorporation and Bylaws to provide Employee indemnification consistent herewith. The Company also agrees to amend its Articles of Incorporation to provide immunity to Employee to the full extent allowed by law. In addition, the Company shall acquire and maintain with reputable insurance companies or associations acceptable to Employee, directors' and officers' liability insurance for the benefit of Employee, providing terms and coverage amounts of at least $50,000,000, or as favorable as those provided to other officers or directors of the Company, whichever is greater. Such insurance shall remain in place (to the extent that the Company is able to purchase the same for any officer of director) as long as necessary under applicable statutes of limitations to cover all events occurring during the term of this Agreement regardless of when the claim is made.

         In the event of any action, proceeding, or claim against Employee arising out of his serving or having served in a capacity specified above, the Company shall provide Employee with counsel, who may be counsel for the Company as well, as long as no conflict of interest exists between the Company and Employee and no ethical or professional responsibility rules prevent the same counsel from representing both Employee and the Company. In the event of any such conflict of interest or other bar to Employee being represented by counsel for the Company, Employee may retain his own separate counsel (such choice of counsel may be made in his sole and absolute discretion), and the Company shall be obligated to advance to Employee (or pay directly to his counsel) reasonable counsel fees and other costs associated with Employee's defense of such action, proceeding, or claim; provided, however, that in such event, Employee shall first agree in writing, without posting bond or collateral, to repay all sums paid or advanced to him pursuant to this provision in the event the final disposition of such action, proceeding, or claim is one for which Employee would not be entitled to indemnification.

         15. Miscellaneous.

                  (a) Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                  (b) Entire Agreement. The Company and Employee have heretofore entered into the Prior Agreement. The Prior Agreement shall continue in full force and effect until the Effective Date, after which it will be superseded by this Agreement; provided that nothing in this Agreement shall be deemed to discharge or otherwise prejudice Employee's right to receive, or the Company's obligation to pay or provide, any of the benefits accrued under the Prior Agreement as of the Effective Date. Subject to the foregoing, this Agreement is an integration of the parties' agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement.

                  (c) Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, except for Section 8, in which case the law of the jurisdiction in which the non-compete is sought to be enforced by the Company shall govern in the event such applicable law is more favorable to the Company.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         17. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Baton Rouge, Louisiana in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

         18. Expenses. In order that the purpose of this Agreement not be frustrated, it is the intent of the Company that the Employee not be required to incur the expenses associated with enforcement of the Employee's rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder, nor be bound to negotiate any settlement of the Employee's rights hereunder under threat of incurring such expenses. Accordingly, if following the Effective Date it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or, if at any time, in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Employee the benefits intended to be provided to the Employee hereunder, and that the Employee has complied with all of the Employee's obligations under this Agreement, the Company irrevocably authorizes the Employee from time to time to retain counsel of the Employee's choice at the expense of the Company to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel (other than a counsel acting on behalf of the Company in connection with this Agreement), the Company irrevocably consents to the Employee's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. The Company agrees to pay as incurred, to the full extent permitted by law, all costs and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including, without limitation, as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate. Included within such costs and expenses shall be the reasonable fees and expenses of counsel selected from time to time by the Employee as hereinabove provided, which fees and expenses shall be paid or reimbursed to the Employee by the Company on a regular, periodic basis upon presentation by the Employee of a statement or statements prepared by such counsel in accordance with its customary practices.

         IN WITNESS WHEREOF, the parties have executed this Agreement on ____________________________, effective for all purposes as provided above.

                                       THE SHAW GROUP INC.

                                       By
                                       Name:
                                             --------------------------------

EMPLOYEE:

Name:
      -----------------------------
      J. M.  Bernhard, Jr.
      Chairman, President and
      Chief Executive Officer